Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 21, 2007, Cell Therapeutics, Inc. (“CTI” or “the Company”) acquired the U.S. development, sales and marketing rights to the radiopharmaceutical product Zevalin® (ibritumomab tiuxetan), or Zevalin, from Biogen Idec Inc. (“Biogen”), pursuant to an Asset Purchase Agreement (the “Acquisition”). Zevalin is the first U.S. Food and Drug Administration (“FDA”) approved radioimmunotherapy and was approved in 2002 to treat patients with relapsed or refractory low-grade, follicular, or B-cell non-Hodgkin’s lymphoma (“NHL”). The assets acquired included the Zevalin FDA registration, FDA dossier, U.S. trademark, trade name and trade dress, customer list, certain patents and the assignment of numerous contracts. The Acquisition did not include physical facilities, an employee base, or working capital accounts. Additionally, CTI entered into a seventy-eight month supply agreement with Biogen to manufacture Zevalin for sale in the United States as well as a security agreement providing Biogen a first priority security interest in the assets purchased in the transaction. CTI made an upfront payment to Biogen of $10.1 million at the time of closing and is also responsible for up to $20 million in contingent milestone payments consisting of two $10 million payments, based on positive trial outcomes and FDA approval for label expansion (“Contingent Consideration”). CTI believes that the likelihood of making one such $10 million payment is remote as the Company has determined that label expansion for an aggressive NHL indication is remote at this time. CTI is also obligated to make additional royalty payments based on net sales of Zevalin.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2007 and the unaudited condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 are based on the historical financial statements of CTI and the statements of net revenues and direct expenses of Zevalin, including certain estimates, assumptions and adjustments described in the accompanying notes to the pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is intended for informational purposes only and does not purport to represent what CTI’s financial position or results of operations would actually have been if the Acquisition had in fact occurred on the dates indicated below and should not be construed as being representative of future operating results, in part due to the exclusion of various operating expenses for Zevalin.

For pro forma purposes:

•	CTI’s unaudited balance sheet as of September 30, 2007 has been adjusted to reflect pro forma adjustments as of September 30, 2007 as if the Acquisition had occurred on September 30, 2007;

•

CTI’s unaudited statement of operations for the nine months ended September 30, 2007 has been combined with Zevalin’s unaudited statement of net revenues and direct expenses for the nine months ended September 30, 2007 as if the Acquisition had occurred on January 1, 2007;

•

CTI’s statement of operations for the year ended December 31, 2006 has been combined with Zevalin’s statement of net revenues and direct expenses for the year ended December 31, 2006 as if the Acquisition had occurred on January 1, 2006; and

•

Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006.

These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes included in CTI’s Annual Report on Form 10-K for the year ended December 31, 2006, its quarterly report on Form 10-Q for the nine months ended September 30, 2007 and the statements of net revenues and direct expenses and related disclosure of Zevalin for the nine months ended September 30, 2007 and the year ended December 31, 2006.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

September 30, 2007

(In thousands)

	Cell Therapeutics, Inc.	Zevalin U.S.	Pro Forma Adjustments	Note 1	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$11,700	$—	$—		$11,700
Securities available-for-sale	26,251	—	(12,020)	(A)	14,231
Interest receivable	362	—	—		362
Prepaid expenses and other current assets	10,053	—	—		10,053

Total current assets	48,366	—	(12,020)		36,346
Property and equipment, net	6,106	—	—		6,106
Goodwill, net	17,064	—	—		17,064
Other intangibles, net	1,186	—	15,095	(B)	16,281
Other assets and deferred charges	12,231	—	—		12,231

Total assets	$84,953	$—	$3,075		$88,028

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,299	$—	133	(A)	$1,432
Accrued expenses	23,308	—	—		23,308
Current portion of deferred revenue	80	—	—		80
Current portion of long-term obligations	1,698	—	—		1,698
Current portion of convertible senior notes	—	—	—		—
Current portion of convertible senior subordinated notes	27,407	—	—		27,407
Current portion of convertible subordinated notes	28,490	—	—		28,490

Total current liabilities	82,282	—	133		82,415
Deferred revenue, less current portion	418	—	—		418
Other long-term obligations, less current portion	3,921	—	6,180	(C)	10,101
7.5% convertible senior notes	32,155	—	—		32,155
6.75% convertible senior notes	6,926	—	—		6,926
Convertible senior subordinated notes	55,150	—	—		55,150

Total liabilities	180,852	—	6,313		187,165
Commitments and contingencies
Minority interest in subsidiary	149	—	—		149
Preferred Stock	23,300	—	—		23,300
Shareholders’ deficit:
Common stock	954,015	—	—		954,015
Accumulated other comprehensive loss	(3,012)	—	—		(3,012)
Accumulated deficit	(1,070,351)	—	(3,238)	(D)	(1,073,589)

Total shareholders’ deficit	(119,348)	—	(3,238)		(122,586)

Total liabilities and shareholders’ deficit	$84,953	$—	$3,075		$88,028

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2007

(In thousands, except per share amounts)

	Cell Therapeutics, Inc.	Zevalin U.S.	Pro Forma Adjustments	Note 1	Pro Forma Combined
Revenues:
Product sales	$—	$10,324	$—		$10,324
License and contract revenue	60	—	—		60

Total revenues	60	10,324	—		10,384

Operating expenses:
Cost of product sold	—	5,654	439	(E)	6,093
Research and development	50,368	6,873	—		57,241
Selling, general and administrative	24,594	4,324	—		28,918
Acquired in-process research and development	21,343	—	—		21,343
Amortization of purchased intangibles	638	—	535	(F)	1,173

Total operating expenses	96,943	16,851	974		114,768

Loss from operations	(96,883)	(6,527)	(974)		(104,384)
Other income (expense):
Investment and other income	2,067	—	—		2,067
Interest expense	(10,057)	—	—		(10,057)
Foreign exchange gain	3,142	—	—		3,142
Make-whole interest expense	(2,310)	—	—		(2,310)
Gain on derivative liabilities	3,618	—	—		3,618
Settlement expense	(160)	—	—		(160)

Other expense, net	(3,700)	—	—		(3,700)

Loss before minority interest	(100,583)	(6,527)	(974)		(108,084)
Minority interest in net loss of subsidiary	36	—	—		36

Net loss	(100,547)	(6,527)	(974)		(108,048)
Preferred stock beneficial conversion feature	(8,301)	—	—		(8,301)
Preferred stock dividends	(395)	—	—		(395)

Net loss attributable to common shareholders	$(109,243)	$(6,527)	$(974)		$(116,744)

Basic and diluted net loss per common share	$(2.55)	$—			$(2.72)

Shares used in calculation of basic and diluted net loss per common share	42,873	—			42,873

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2006

(In thousands, except per share amounts)

	Cell Therapeutics, Inc.	Zevalin U.S	Pro Forma Adjustments	Note 1	Pro Forma Combined
Revenues:
Product sales	$—	$16,418	$—		$16,418
License and contract revenue	80	—	—		80

Total revenues	80	16,418	—		16,498

Operating expenses:
Cost of product sold	—	9,263	699	(E)	9,962
Research and development	61,994	7,102	—		69,096
Selling, general and administrative	35,303	21,563	—		56,866
Amortization of purchased intangibles	792	—	713	(F)	1,505
Restructuring charges and related asset impairments	591	—	—		591

Total operating expenses	98,680	37,928	1,412		138,020

Loss from operations	(98,600)	(21,510)	(1,412)		(121,522)
Other income (expense):
Investment and other income	2,866	—	—		2,866
Interest expense	(19,829)	—	—		(19,829)
Foreign exchange gain	1,877	—	—		1,877
Make-whole interest expense	(24,753)	—	—		(24,753)
Gain on derivative liabilities	6,024	—	—		6,024
Gain on exchange of convertible notes	7,978	—	—		7,978
Settlement expense	(11,382)	—	—		(11,382)

Other expense, net	(37,219)	—	—		(37,219)

Net loss	$(135,819)	$(21,510)	$(1,412)		$(158,741)

Basic and diluted net loss per share	$(4.84)	$—			$(5.66)

Shares used in calculation of basic and diluted net loss per share	28,070	—			28,070

Notes to Unaudited Pro Forma

Condensed Combined Statements of Operations

Note 1. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(A)	Adjustment to record the cash payment for the initial consideration of $10.1 million and payment or accrual of direct expenses.

(B)	Adjustment to record Zevalin’s net other intangibles representing $9.8 million in core technology, $1.6 million in developed technology and $3.7 million in a manufacturing intangible asset based on estimated fair values.

(C)	Adjustment to record contingent consideration of $6.2 million based on the excess of the fair value of the assets acquired over the unconditional consideration paid.

(D)	Adjustment to reflect the write-off of in-process research and development acquired by CTI of $3.2 million based on estimated fair value.

(E)	Adjustment to record royalty expense to Biogen for Zevalin sales during nine months ended September 30, 2007 and the year ended December 31, 2006.

(F)	Adjustment to record amortization expense for the acquired intangible assets for the nine months ended September 30, 2007 and the year ended December 31, 2006.

Note 2. Purchase Price

CTI has allocated on a relative fair value basis, the initial consideration of $10.1 million plus estimated direct transaction costs of $2.1 million, consisting primarily of financial advisory, legal and accounting fees, to intangible assets acquired, including in-process research and development (“IPRD”), based on management’s estimates of fair values as of December 21, 2007, the completion date of the Acquisition. The direct transaction costs are estimated, pending resolution of certain accruals related to the acquisition. A valuation of the intangible assets was performed by an independent third party, and was used as the basis for management’s consideration of fair values of the intangible assets. The initial consideration was allocated to the intangible assets as follows (in thousands):

Core technology	$9,805
Developed technology	1,559
Manufacturing intangible asset	3,731
Acquired in-process research and development	3,238
Contingent purchase price	(6,180)

Total estimated purchase price	$12,153

The fair value of the net assets acquired in the Acquisition exceeded the unconditional consideration paid by CTI resulting in an excess of approximately $6.2 million. Because the acquisition involves contingent consideration, the Company is required to recognize additional purchase consideration equal to the lesser of the excess fair value or the maximum amount of contingent consideration of $20 million. This amount is recorded as a liability, thereby reducing the excess fair value. Accordingly, contingent consideration of $6.2 million has been included in determining the total purchase price and has been recorded as a long-term liability. When the contingency is resolved and the consideration is issued or becomes issuable, any excess of the fair value of the contingent consideration issued or issuable over the amount that was recognized as a liability shall be recognized as an additional cost of the acquired entity. If the amount initially recognized as a liability exceeds the fair value of the consideration issued or issuable, that excess will be allocated as a pro rata reduction of the amounts assigned to the assets acquired.

The developed technology asset relates to intellectual property and rights thereon related to Zevalin as approved by the FDA for relapsed or refractory low-grade, follicular, or B-cell NHL. The core technology asset represents the value of the intellectual property and rights thereon expected to be leveraged in the development of label expansions for Zevalin. CTI will amortize developed and core technologies over the term of the patents related to such technologies, which is approximately 11.2 years. The manufacturing intangible will be amortized over the terms of the supply agreement, which is approximately 6.5 years. We estimate future aggregate amortization expense related to these acquired intangible assets to be $0.7 million in fiscal year 2008 and $1.7 million in each of fiscal years 2009 through 2012.

In-process research and development

Acquired IPRD for the Acquisition was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased undeveloped technology related to Zevalin for label expansions for indications that have not been approved by the FDA which, at the effective time of the Acquisition, had not reached technological feasibility. The cash flow projections for future revenues used in the present value calculation of IPRD are based on estimates of growth rates and the aggregate size of the respective market for Zevalin as it relates to label expansions, the expected annual price per script and the expected discounts, returns and allowances, distribution charges, and rebates per unit. The projections for revenues related to label expansions include assumptions that cash flows from product revenue would commence in 2009. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was approximately 45%, and was based on the relative risk of the in-process technology and was based primarily on risk adjusted rates of return for research and development and the weighted average cost of capital for CTI at the time of the Acquisition.

The value associated with IPRD represents the value ascribed by CTI’s management, based on the discounted cash flows under the multi-period excess earnings method currently expected from the technology acquired. The estimated cash flows include the estimated development costs and estimated revenues related to label expansions from the commencement date referred to above with the estimated economic life of Zevalin ending 14 years after its approval for additional indications. If label expansions for Zevalin are not approved by the FDA, the business, results of operations and financial condition of CTI may be adversely affected. As of the date of the Acquisition, CTI concluded that once completed, the technology under development can only be economically used for the specific and intended purpose and that the in-process technology has no alternative future use after taking into consideration the overall objective of the project, progress toward the objective, and uniqueness of development to this objective. Due to this, all IPRD was expensed on the Acquisition date.